EXHIBIT 5



                                                  January 21, 1997

Electrosource, Inc.
2809 Interstate 35, South
San Marcos, Texas 78666

                Re:    Registration Statement on Form S-3

Gentlemen:

      Reference is made to the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by Electrosource, Inc. (the "Company") under the Securities Act of 1933 relating to the distribution of 160,000 shares of the Common Stock, $1.00 par value, ("Common Stock"), of the Company by certain selling shareholders.

      I have made such examination of law and have examined such certificates, documents, and records as I have deemed necessary for purposes of this opinion. Based upon such examination and review, I am of the opinion that the Common Stock to be distributed pursuant to the Registration Statement is validly issued, fully paid, and non-assessable.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the "Legal
Matters" section of the prospectus included therein.

                                   Very Truly Yours,

                                   /s/ Bret Van Earp

                                   Bret Van Earp